EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Third Quarter Earnings with Net Income of $1.1 Million or $0.05 EPS, and Improvement in Net Interest Margin

HOUSTON, Oct. 29, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the third quarter of 2009.

Third Quarter Highlights

  Net income of $1.1 million compared with net income of $2.1 million for third quarter of 2008, and $1.2 million for the second quarter of 2009.
  Diluted earnings per common share of $0.05 compared with $0.19 for third quarter of 2008, and $0.05 for the second quarter of 2009.
  Net interest margin rose to 3.86% compared with 3.70% for the third quarter of 2008, and 3.58% for the second quarter of 2009.
  Total deposits grew 9.67% from December 31, 2008 to $1.39 billion at September 30, 2009.
  Liquidity continued to increase through deposit growth, and the total loan to total deposit ratio was reduced from 106.04% in the third quarter of 2008 to 94.23% in the current quarter.
  Total risk-based capital ratio increased to 13.76% at September 30, 2009 compared with 10.17% at December 31, 2008 and 13.56% at June 30, 2009.
  Provision for loan losses for the third quarter of 2009 was $3.6 million compared with $1.8 million in the third quarter of 2008, and $1.8 million for the second quarter of 2009.
  Allowance for loan losses was 1.95% of total loans at September 30, 2009 compared with 1.80% at December 31, 2008, and 1.84% at June 30, 2009.
  Net nonperforming assets to total assets at September 30, 2009 was 4.05% compared with 3.53% at December 31, 2008, and 3.45% at June 30, 2009.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "Our third quarter net income of $1.1 million was relatively stable as compared to the $1.2 million net income for the second quarter of 2009. This was achieved mainly as a result of management's continual focus on net interest margin ("NIM") and noninterest expenses in addition to our unyielding attention to credit quality and nonperforming loan management. Our NIM improved by 28 basis points on a linked quarter basis from 3.58% for the second quarter of 2009 to 3.86% for this quarter. In fact, the current quarter's NIM was 16 basis points higher as compared to that of the third quarter of 2008.

"Our effort in balance sheet management through stringent controls over loan extensions and loan concentrations, while growing our deposits has continued to strengthen our liquidity, and our loan to deposit ratio, reduced from 106% at the end of the third quarter last year to 96% at end of the second quarter this year and further to 94% as of the end of the third quarter this year. This has allowed us to have better pricing control on both deposits and loans with tighter reins.

"Management's tenacity during these challenging economic times has resulted in a linked quarter reduction of $509,000 in noninterest expenses between the second and third quarters of this year, in spite of a $323,000 increase in ORE related expenses and a $279,000 increase in impairment charges on securities. We are encouraged by the improvement in our efficiency ratio to 66.7% for this quarter compared with 77.4% for the second quarter of this year."

Lee continued, "On the other hand, the increase of nonperforming assets during third quarter of 2009 diminished our expectation of seeing the beginning of an asset quality improvement trend. Total nonperforming assets of $68.8 million, which included a $4.9 million increase in restructured debt ("TDR") at September 30, 2009, was higher than the $57.7 million at June 30, 2009, and $62.4 million at March 31, 2009. Our allowance for loan losses increased to 1.95% of total loans at September 30, 2009 compared with 1.84% at June 30, 2009. Our capital remained stable and our risk-based capital ratio grew from 13.56% at June 30, 2009 to 13.76% at September 30, 2009. We anticipate strong economic headwinds and more stringent regulatory guidance going forward, but with the strong focus in credit and operations we have in place, complemented by stable and experienced leadership, we remain confident about our strategic business model."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended September 30, 2009 was $14.6 million, an increase of $795,000 or 5.8% compared to $13.8 million for the same period in 2008. The increase was due primarily to lower deposit costs as a result of interest rate cuts by the Federal Reserve. On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended September 30, 2009 increased $951,000 or 7.0% compared to $13.7 million for the period ended June 30, 2009 primarily as a result of lower deposit costs.

Net interest income before the provision for loan losses for the nine months ended September 30, 2009 was $41.1 million, down $1.2 million or 2.9% compared to $42.3 million for the same period in 2008. The decrease was due primarily to lower loan yields as a result of interest rate cuts and an increase in nonperforming assets.

The net interest margin for the three months ended September 30, 2009 was 3.86%, an increase of 16 basis points compared with 3.70% for the same period in 2008. The yield on average earning assets decreased 62 basis points, and the cost of average earning assets decreased 78 basis points. On a linked-quarter basis, the net interest margin for the three months ended September 30, 2009 increased 28 basis points compared with 3.58% for the three months ended June 30, 2009. The yield on average earning assets decreased 1 basis point, and the cost of average earning assets decreased 29 basis points as a result of lower deposit cost.

The net interest margin for the nine months ended September 30, 2009 was 3.63%, a decrease of 29 basis points compared with 3.92% for the same period in 2008. The yield on average earning assets decreased 104 basis points, and the cost of average earning assets decreased 75 basis points.

Interest income for the three months ended September 30, 2009 was $21.8 million, down $2.1 million or 8.7% compared to $23.9 million for the same period in 2008, primarily due to lower loan yields and increased nonperforming assets. However, the effect of the decrease was partially offset by floor rates set on certain variable rate loans, substantially all of which had reached the floor rate as of September 30, 2009. Average earning assets grew 1.0% for the third quarter of 2009 compared with the same period in 2008. Average total loans decreased 0.4% to $1.32 billion in the third quarter of 2009 compared with $1.33 billion for the third quarter of 2008. The yield on average earning assets for the third quarter of 2009 was 5.77% compared with 6.39% for the third quarter of 2008.

Interest income for the nine months ended September 30, 2009 was $65.6 million, down $8.0 million or 10.8% compared to $73.6 million for the same period in 2008, primarily due to lower loan yields and an increase in nonperforming assets, but partially offset by the effect of loan floor rates. Average earning assets grew 5.2% for the nine months ended September 30, 2009 compared with the same period in 2008. Average total loans increased 3.9% to $1.33 billion for the nine months ended September 30, 2009 compared with $1.28 billion for the same period of 2008. The yield on average earning assets for the nine months ended September 30, 2009 was 5.79% compared with 6.83% for the same period in 2008.

Interest expense for the three months ended September 30, 2009 was $7.2 million, down $2.9 million or 28.5% compared to $10.1 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.15 billion for the third quarter of 2009 compared with $1.03 billion for the third quarter of 2008, an increase of $122.1 million or 11.8%. The cost of interest-bearing deposits for the third quarter of 2009 was 2.22% compared with 3.31% for the third quarter of 2008. Average other borrowings, excluding junior subordinated debentures, were $28.8 million for the third quarter of 2009, a decrease of $125.9 million or 81.4% compared to $154.7 million for the third quarter of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and the $45.0 million of funds received in January of 2009 from participation in the Capital Purchase Program ("CPP"). The cost of other borrowings for the third quarter of 2009 was 3.31% compared with 2.50% for the third quarter of 2008. The cost increased as lower cost short-term FHLB borrowings were repaid and higher cost long-term borrowings remained outstanding.

Interest expense for the nine months ended September 30, 2009 was $24.5 million, down $6.8 million or 21.6% compared to $31.3 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.15 billion for the nine months ended September 30, 2009 compared with $1.00 billion for the same period of 2008, an increase of 14.6%. The cost of interest-bearing deposits for the nine months ended September 30, 2009 was 2.58% compared with 3.59% for the same period of 2008. Average other borrowings excluding junior subordinated debentures, were $40.2 million for the nine months ended September 30, 2009, a decrease of $99.3 million or 71.2% compared to $139.5 million for the same period of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and funds from the CPP. The cost of other borrowings for the nine months ended September 30, 2009 was 2.55% compared with 2.63% for the same period of 2008.

Noninterest income and expense

Noninterest income for the three months ended September 30, 2009 was $2.3 million, an increase of $271,000 or 13.3% compared to the same period in 2008. The increase for the three months ended September 30, 2009 was primarily the result of a gain on the sale of securities partially offset by a decrease in service fees. Noninterest income for the nine months ended September 30, 2009 was $6.2 million, down $368,000 or 5.6% compared to the same period in 2008. The decrease for the nine months ended September 30, 2009 was primarily due to a decline in service fees and a decline in gains on the sale of loans, partially offset by increases in gains on securities transactions, rental income received on other real estate property, and in the cash value of bank owned life insurance.

Noninterest expense for the three months ended September 30, 2009 was $11.6 million, an increase of $907,000 or 8.5% compared to the same period in 2008. The increase was the result of higher expenses related to foreclosed assets and higher FDIC assessments, partially offset by decreases in salaries and employee benefit expenses (further described below). Noninterest expense for the nine months ended September 30, 2009 was $34.3 million, an increase of $850,000 or 2.5% compared to the same period in 2008. The increase was the result of higher expenses related to foreclosed assets and higher FDIC assessments, partially offset by decreases in salaries, employee benefit expenses and other-than-temporary impairment ("OTTI") charges.

For the three months ended September 30, 2009, a $338,000 OTTI write down of investment securities was charged against earnings (and an additional noncredit-related OTTI of $453,000 pre-tax was recognized through equity). For the nine months ended September 30, 2009, a $637,000 OTTI write down of investment securities was charged against earnings (and an additional noncredit-related OTTI of $1.3 million pre-tax was recognized through equity).

The FDIC assessment of $1.0 million and $2.7 million for the three and nine months ended September 30, 2009, represented an increase of $835,000 and $2.3 million, respectively, from the same periods in 2008, primarily due to the higher assessment rate effective in 2009 and the one-time special FDIC assessment that was expensed during the second quarter of 2009.

Salaries and employee benefits expense for the three months ended September 30, 2009 was $4.9 million, a decrease of $1.3 million or 22.0% compared to $6.2 million for the same period in 2008. Salaries and employee benefits expense for the nine months ended September 30, 2009 was $15.5 million, a decrease of $3.2 million or 16.9% compared to $18.7 million for the same period in 2008. Salaries and employee benefits expense for the three and nine months ended September 30, 2009 declined primarily due to streamlined operations and decreases in bonus accrual, stock-based compensation expense and employee health care benefit expenses. The number of full-time equivalent employees at September 30, 2009 was 295, a decrease of 10.9% compared with 331 at September 30, 2008.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

(dollars in thousands)

	Sept. 30, 2009	June 30, 2009	Dec. 31, 2008	Sept. 30, 2008
Allowance for Loan Losses

Balance at beginning of quarter	$ 24,266	$ 24,158	$ 15,723	$ 15,520
Provision for loan losses for quarter	3,596	1,827	11,846	1,754

Net charge-offs for quarter	(2,259)	(1,719)	(3,334)	(1,551)
Balance at end of quarter	$ 25,603	$ 24,266	$ 24,235	$ 15,723
Total loans	$1,311,538	$1,321,478	$1,346,048	$1,341,647

Allowance for loan losses to total loans	1.95%	1.84%	1.80%	1.17%
Net charge-offs to total loans	(0.17)%	(0.13)%	(0.25)%	(0.12)%

The provision for loan losses for the three months ended September 30, 2009 was $3.6 million, an increase of $1.8 million compared with $1.8 million for the same period in 2008. The increase was primarily due to an increase in nonperforming assets since September 30, 2008 and higher net charge-offs for the third quarter of 2009. The provision for loan losses for the nine months ended September 30, 2009 was $12.7 million, an increase of $7.9 million compared with $4.8 million for the same period in 2008. On a linked-quarter basis, the provision for loan losses in the third quarter of 2009 increased primarily as a result of higher charge-offs and nonperforming assets in the third quarter compared with the second quarter of 2009.

Net charge-offs for the three months ended September 30, 2009 were $2.3 million or 0.17% of total loans compared with net charge-offs of $1.6 million or 0.12% of total loans for the three months ended September 30, 2008. The charge-offs primarily consisted of $1.6 million in loans from Texas and $794,000 in loans from California, partially offset by recoveries of $161,000 from both Texas and California. Net charge-offs for the nine months ended September 30, 2009 were $11.3 million or 0.86% of total loans compared with net charge-offs of $2.2 million or 0.16% of total loans for the nine months ended September 30, 2008.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

(dollars in thousands)

	Sept. 30, 2009	June 30, 2009	Dec. 31, 2008
Nonperforming Assets

Nonaccrual loans	$ 39,835	$ 32,556	$ 48,239
Accruing loans 90 days or more past due	--	422	103
Troubled debt restructurings	5,962	1,059	4,474
Other real estate	23,012	23,649	4,825
Total nonperforming assets	68,809	57,686	57,641
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(2,803)	(2,120)	(1,843)
Net nonperforming assets	$ 66,006	$ 55,566	$ 55,798

Net nonperforming assets to total assets	4.05%	3.45%	3.53%

Total nonperforming assets at September 30, 2009 were $68.8 million compared with $57.6 million at December 31, 2008. On a linked-quarter basis, total nonperforming assets increased $11.1 million to $68.8 million at September 30, 2009 compared with $57.7 million at June 30, 2009. The ratio of net nonperforming assets to total assets increased to 4.05% at September 30, 2009 from 3.45% at June 30, 2009, and 3.53% at December 31, 2008.

On a linked-quarter basis, Texas total nonperforming assets increased by $12.0 million, partially offset by an $856,000 decrease in California. The increase in nonperforming assets in Texas consists primarily of $8.1 million in loans that were moved to nonaccrual status and $4.9 million in troubled debt restructurings ("TDR"), partially offset by reductions in loans over 90 days past due and other real estate ("ORE") assets. In California, the decrease in nonperforming assets was primarily the result of $794,000 in write-downs on loans.

On a linked-quarter basis, ORE decreased by approximately $637,000 compared with June 30, 2009, which included $1.4 million of ORE sales and write-downs on properties, partially offset by $1.1 million of new foreclosed properties in Texas.

Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at September 30, 2009 were $66.0 million compared with $55.8 million at December 31, 2008. Approximately $37.3 million of the nonaccrual loans are collateralized by real estate, which represented 93.6% of total nonaccrual loans at September 30, 2009. Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

Management conference call. On Friday, October 30, 2009, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2009 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2009, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (9) the incurrence and possible impairment of goodwill associated with an acquisition; and (10) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

Consolidated Balance Sheets	Sept. 30, 2009	Dec. 31, 2008
Assets

Cash and due from banks	$ 41,178	$ 26,383
Federal funds sold and other investments	79,536	11,718
Total cash and cash equivalents	120,714	38,101
Securities -available-for-sale, at fair value	90,225	102,104
Securities -held to maturity, at cost (fair value is $4,423 at September 30, 2009)	4,044	--
Other investments	25,351	29,220
Loans, net of allowance for loan losses of $25,603 and $24,235, respectively	1,285,935	1,321,813
Accrued interest receivable	4,952	5,946
Premises and equipment, net	6,235	7,368
Goodwill	21,827	21,827
Core deposit intangibles	373	506
Customers' liability on acceptances	3,219	8,012
Foreclosed assets, net	23,012	4,825
Cash value of bank owned life insurance	28,161	27,090
Other assets	15,684	13,426
Total assets	$ 1,629,732	$ 1,580,238

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing	$ 211,189	$ 204,107
Interest-bearing	1,180,637	1,065,046
Total deposits	1,391,826	1,269,153
Junior subordinated debentures	36,083	36,083
Other borrowings	25,118	139,046
Accrued interest payable	1,072	1,279
Acceptances outstanding	3,219	8,012
Other liabilities	8,647	7,506
Total liabilities	1,465,965	1,461,079

Commitments and contingencies	--	--
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares are authorized; 45,000 shares are issued and outstanding	44,683	--
Common stock, $1.00 par value, 50,000,000 shares are authorized; 10,994,965 shares issued; 10,926,315 shares and 10,885,081 shares are outstanding at September 30, 2009 and December 31, 2008, respectively	10,995	10,995
Additional paid-in-capital	28,837	28,222
Retained earnings	80,431	82,311
Accumulated other comprehensive loss	(259)	(910)
Treasury stock, at cost	(920)	(1,459)
Total shareholders' equity	163,767	119,159
Total liabilities and shareholders' equity	$ 1,629,732	$ 1,580,238
Nonperforming Assets and Asset Quality Ratios

Nonaccrual loans	$ 39,835	$ 48,239
Accruing loans 90 days or more past due	--	103
Troubled debt restructuring	5,962	4,474
Other real estate ("ORE")	23,012	4,825
Total nonperforming assets	68,809	57,641
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(2,803)	(1,843)
Net nonperforming assets	$ 66,006	$ 55,798

Net nonperforming assets to total assets	4.05%	3.53%
Net nonperforming assets to total loans and ORE	4.95%	4.13%
Allowance for loan losses to total loans	1.95%	1.80%
Allowance for loan losses to net nonperforming loans	59.55%	47.54%
Net charge-offs to total loans	0.86%	0.41%
Net charge-offs	$ 11,342	$ 5,539
Total loans to total deposits	94.23%	106.06%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30		For the nine months ended September 30,
	2009	2008	2009	2008
Average Balance Sheet Data

Total assets	$1,606,232	$1,577,864	$1,613,146	$1,532,787
Securities	117,123	111,927	109,477	123,677
Total loans	1,320,601	1,325,350	1,327,198	1,277,701
Allowance for loan losses	(24,918)	(16,083)	(24,525)	(15,031)
Net loans	1,295,683	1,309,267	1,302,673	1,262,670
Total interest-earning assets	1,500,854	1,486,490	1,514,312	1,439,339
Total deposits	1,363,723	1,245,301	1,360,254	1,215,849
Other borrowings and junior subordinated debt	64,891	190,772	76,279	175,613
Total shareholders' equity	164,514	123,759	162,368	121,883

Income Statement Data

Interest income:
Loans	$ 20,654	$ 22,295	$ 61,791	$ 68,715
Securities:
Taxable	965	1,207	3,048	3,855
Tax-exempt	85	47	210	184
Federal funds sold and other investments	118	345	536	810
Total interest income	21,822	23,894	65,585	73,564
Interest expense:
Time deposits	4,687	6,240	15,991	20,671
Demand and savings deposits	1,761	2,341	6,190	6,308
Subordinated debentures and other borrowings	759	1,493	2,327	4,301
Total interest expense	7,207	10,074	24,508	31,280
Net interest income	14,615	13,820	41,077	42,284
Provision for loan losses	3,596	1,754	12,710	4,803
Net interest income after provision for loan losses	11,019	12,066	28,367	37,481
Noninterest income:
Service fees	1,134	1,241	3,309	3,690
Loan-related fees	136	174	429	538
Letters of credit commissions and fees	256	264	769	826
Gain (loss) on securities transactions, net	335	(57)	344	91
Gain on sale of loans, net	--	43	--	288
Other noninterest income	442	367	1,320	1,106
Total noninterest income	2,303	2,032	6,171	6,539
Noninterest expense:
Salaries and employee benefits	4,864	6,236	15,495	18,653
Occupancy and equipment	2,014	2,091	6,006	6,032
Foreclosed assets, net	1,320	120	2,740	(212)

Impairment on securities	791	119	1,971	1,659
Less: Noncredit portion of other- than-temporary impairment	(453)	--	(1,334)	--
Net impairment on securities	338	119	637	1,659

FDIC assessment	1,027	192	2,712	375
Other noninterest expense	2,061	1,959	6,738	6,971
Total noninterest expense	11,624	10,717	34,328	33,478

Income before provision for income taxes	1,698	3,381	210	10,542
Provision (benefit) for income taxes	560	1,305	(46)	3,963
Net income	$ 1,138	$ 2,076	$ 256	$ 6,579

Dividends - preferred stock	$ (563)	$ --	$ (1,594)	$ --
Net income (loss) applicable to common stock	$ 575	$ 2,076	$ (1,338)	$ 6,579
Per Share Data Earnings (loss) per share - basic	$ 0.05	$ 0.19	$ (0.12)	$ 0.61
Earnings (loss) per share - diluted	0.05	0.19	(0.12)	0.60
Weighted average shares outstanding:
Basic	10,915	10,842	10,899	10,824
Diluted	10,923	10,911	10,900	10,899
Dividends per common share	$ --	$ 0.04	$ 0.04	$ 0.12

Performance Ratio Data

Return on average assets	0.28%	0.52%	0.02%	0.57%
Return on average shareholders' equity	2.74%	6.67%	0.21%	7.21%
Net interest margin	3.86%	3.70%	3.63%	3.92%
Efficiency ratio	66.71%	66.86%	71.31%	65.17%
Equity to assets (average)	10.24%	7.84%	10.07%	7.95%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876